Exhibit 10.1

CONSULTING AND NON-COMPETITION AGREEMENT

     THIS AGREEMENT is made and entered into this 24th day of September, 2004, by and between COMMERCIAL METALS COMPANY, a Delaware corporation with offices at 6565 N. MacArthur Boulevard, Suite 800, Irving, Texas 75039 (“Company”) and HARRY J. HEINKELE, an individual with a residential address of 804 Loch Lomond Drive, Arlington, Texas 76012 (“Heinkele”).

     WHEREAS, Heinkele has been employed by the Company for over 24 years, is currently President of the Secondary Metals Processing Division (“SMPD”) and will be retiring from employment with the Company effective with the close of business on September 30, 2004; and

     WHEREAS, commencing October 1, 2004, the Company desires to secure the services of Heinkele as a consultant on a part-time basis to provide assistance and consultation with respect to the operations of SMPD and, by mutual agreement, other segments of the Company; and

     WHEREAS, Heinkele desires to perform such consultation for the Company following termination of his employment, all on the terms and conditions as hereinafter set forth;

     NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

     1. Status and Duties of Heinkele as a Consultant.

A.	Effective October 1, 2004, Heinkele shall from time to time upon the request of the Chief Executive Officer of the Company or the President of SMPD and, subject to the terms hereof, render assistance and advice to the Chief Executive Officer of the Company or the President of SMPD as a consultant. Heinkele’s consulting duties shall include, but shall not be limited to, giving advice concerning SMPD organization, acquisitions, dispositions, interviewing key employees for hiring or promotional opportunities, strategy or other managerial questions or concerns that may arise from time to time. With the mutual consent of both parties, Heinkele’s consulting duties may include similar tasks with divisions or segments of the Company other than SMPD.

B.	Heinkele shall perform such duties at his residence, the Company’s office at the address set forth above, or at such other place or places as Company and Heinkele may, by mutual agreement, deem appropriate. Heinkele shall not be considered an employee of the Company for any reason, it being the parties’ intent that Heinkele be at all times for the duration of this Agreement an independent contractor.

C.	Heinkele shall be available to perform services under this Agreement from an aggregate of not more than three (3) days per month on such dates and at times reasonably acceptable to both parties. However, it is understood that Heinkele will do his utmost to assist the President of SMPD, and Heinkele will make himself available for meetings, phone or email communications whenever practical.

     2. Compensation.

A.	As compensation for rendering consulting services hereunder, the Company shall pay Heinkele a fee of One Hundred Twenty Thousand ($120,000.00) per year, each year’s compensation to be paid in twelve equal monthly installments, the first installment of Ten Thousand Dollars ($10,000.00) to be paid on October 1, 2004, and each succeeding installment becoming due and payable on the first day of each calendar month for the duration of this Agreement.

B.	Heinkele shall be reimbursed for all reasonable expenses including out-of-pocket travel and living expenses incurred while traveling further than 50 miles distance from the residence address above in connection with the performance of services under this Agreement. The Company shall promptly reimburse Heinkele for such reasonable expenses after receipt of documentation from Heinkele as required by the Company’s policy as it may exist from time to time for expense reporting and accounting.

C.	In the event of the death of Heinkele or disability which renders Heinkele unable to perform any duties for more than sixty (60) consecutive days during the term of this Agreement, the obligation of the Company to pay the consulting fee shall terminate effective with the payment due the first of the month following the date of death or the sixty first day of disability.

     3. Term of Consulting Period.

A.	The term of the consulting period shall commence October 1, 2004 and shall continue for twenty-four (24) months, ending September 30, 2006, unless earlier terminated for cause as hereinafter set forth.

B.	The Company may terminate Heinkele for cause at any time, and from that date forward no further obligations shall exist on the part of Company to Heinkele. Termination for cause shall mean termination based on the following events or conditions of which the Company has reasonably persuasive evidence:

1.	Overt and willful disobedience of orders or directives issued to Heinkele and within the scope of Heinkele’s duties to the Company.

2.	Conviction of Heinkele of the commission of deliberate, illegal acts in connection with the performance of duties under this Agreement.

3.	Violation by Heinkele of the Company’s rules and policies concerning business conduct, conflicts of interest, or the non-competition or confidentiality obligations of this Agreement.

4.	The immoderate use of alcoholic drinks or illegal narcotics which renders Heinkele incapable of performing services to a normal extent.

     4. Non-Competition Agreement.

A.	In consideration of the payments to be made by the Company to Heinkele under this Agreement, Heinkele agrees and covenants with the Company that during the duration of the consulting term, any renewals or extensions thereof, and for a period of twelve months following the termination of this Agreement for any reason (including normal expiration after twenty four months or termination for cause), Heinkele will not either, directly or indirectly, (i) provide any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, governmental or quasi-governmental authority of any nature, or other entity (collectively, a “Person”) who is engaged in or is considering engaging in the purchase, processing or sale of Restricted Products as herein defined, any consulting services or advice, or (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by any Person who is engaged in or is considering engaging in the purchase, processing or sale of Restricted Products. Restricted Products means any metal products or materials including all forms of ferrous and non-

ferrous scrap metals or other used or scrap metal materials purchased, processed, sold or brokered by SMPD during the period of Heinkele’s employment with the Company as President of SMPD or during the term of this Agreement. This restriction shall apply to those activities of Heinkele described in (i) or (ii) above on behalf of any Person who is engaged in or is considering engaging in the purchase, processing or sale of Restricted Products within in the United States as well as any Person located outside of the United States who purchases or sells Restricted Products for import to or export from the United States.

B.	Notwithstanding the foregoing restrictions, nothing in this Agreement and this covenant not to compete shall be construed to restrict or prohibit ownership by Heinkele of stock of any company in competition with the Company listed on the New York or American Stock Exchanges or traded as a NASDAQ National Market Issue provided Heinkele’s combined ownership interest is not five (5) percent or more of the outstanding voting shares of the company.

C.	The Company and Heinkele agree that in the case of a breach by Heinkele of any of the foregoing covenants, damages would be difficult, if not impossible, to prove, and the Company shall be entitled to injunctive relief as its primary but not exclusive remedy against Heinkele. If Heinkele is found to have violated any of the foregoing covenants, the parties agree that the duration of the non-competition period set forth above shall be automatically extended by the same period of time that Heinkele is determined to be in violation of the foregoing covenants. The parties hereby further agree that the restrictions and obligations herein set forth including the duration of the non-competition obligation and territory covered by the obligations are reasonable in view of the substantial compensation being paid Heinkele under this Agreement, the nationwide reach of the Company’s operations and the worldwide sales and purchasing activities of the Company over the 24 years Heinkele was employed by the Company. If any of the foregoing restrictions should be finally determined by any court to be unenforceable in any particular area or jurisdiction or enforceable in such area or jurisdiction only if modified in duration or scope, then the parties agree that this Agreement shall be amended and modified so as to eliminate there from the particular area or jurisdiction as to which such restriction is so held to be unenforceable or deemed amended or modified in duration or scope to comply with such court order; and as to all other areas and jurisdictions and terms and provisions hereof shall remain in full force and effect as originally written. The provisions of this paragraph and the rights and remedies to enforce such provisions shall be assignable in favor of any successor of the Company.

     5. Confidentiality.

A.	Heinkele acknowledges that he has occupied a position of trust and confidence with the Company as a key employee of over 24 years and during that period and during the performance of his duties under this Agreement, has had and will have the opportunity to become familiar with the following, any and all of which constitute confidential information of the Company (collectively, “Confidential Information”): (i) any and all trade secrets and proprietary technology concerning the business and affairs of the Company, product pricing, contract terms, hedging practices, data, know-how, formulae, compositions, processes, samples, inventions and ideas, past, current and planned product development, supplier lists, customer lists, current and anticipated customer requirements, price lists, market studies, marketing plans and strategies, supply or sourcing information, business plans and computer software and programs of the Company and any other information, whether or not documented in any manner, of the Company that is a trade secret within the meaning of applicable trade secret law; (ii) any and all information concerning the businesses and affairs of the Company (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, new product development information, supplier or customer information, the names and backgrounds of key personnel, personnel training and techniques and materials), however documented; and (iii) any and all notes, analyses, compilations, studies, summaries, and other material prepared by or for the Company containing or based, in whole or in part, on any information included in the foregoing.

B.	Heinkele acknowledges and agrees that all Confidential Information known or obtained by Heinkele, whether before or after the date hereof, is the property of the Company. Therefore, Heinkele agrees that he shall not, at any time, other than as may be required and permitted by the Company in the course and scope of the consulting services to be provided under this Agreement, use or disclose to any unauthorized Person or use for his own account or for the benefit of any third party any Confidential Information, whether Heinkele has such information in his memory or embodied in writing or other physical form, without the Company’s prior written consent, unless and to the extent that the Confidential

Information is or becomes generally known to and available for use by the public other than as a result of the Heinkele’s actions or the actions of any other Person bound by a duty of confidentiality to the Company or one of its affiliates. If Heinkele becomes legally compelled by deposition, subpoena or other court or governmental action to disclose any of the Confidential Information, then Heinkele will give the Company prompt notice to that effect, and will cooperate with the Company if the Company seeks to obtain a protective order concerning the Confidential Information. Heinkele will disclose only such Confidential Information as his counsel shall advise is legally required. Heinkele agrees to deliver to the Company, at any time the Company may request, all documents, memoranda, notes, plans, records, reports, and other documentation, models, components, devices, or computer software, whether embodied in a disk or in other form (and all copies of all of the foregoing), relating to the businesses, operations, or affairs of the Company or any of its affiliates and any other Confidential Information that Heinkele may then possess or have under his control.

     6. Notices.

     Any notice required to be given pursuant to this Agreement shall be in writing and shall be deemed given upon receipt if delivered by hand or if sent by mail (registered or certified mail, postage prepaid, return receipt requested) or on the next business day following the day of timely deposit for next day delivery if sent by a recognized overnight delivery service addressed to the respective address shown above.

     7. Modification.

     This Agreement may be modified only by the written consent of both of the parties hereto.

[Signature Page Follows]

     EXECUTED the day and year first above written.

COMMERCIAL METALS COMPANY
By:	/s/ Stanley A. Rabin
STANLEY A. RABIN
President and Chief Executive Officer

HARRY J. HEINKELE
By:	/s/ H. J. Heinkele

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